Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Ascent Solar Technologies, Inc. on Forms S-3 (Nos. 333-145873, 333-147000, 333-149740, 333-150998, 333-156665, 333-178821, 333-189739, 333-195136, 333-190701, 333-199214, 333-200783, 333-202073, 333-208011, and 333-203419), and Forms S-8 (Nos. 333-142768, 333-152642, 333-152643, 333-161794, 333-171355, 333-171356, 333-182410 and 333-205516), of our report dated April 17, 2017 relating to our audits of the consolidated financial statements, which appears in this Annual Report on Form 10-K for the year ended December 31, 2016.

/S/ HEIN & ASSOCIATES LLP

Denver, Colorado
April 17, 2017